April 19, 2010

VIA EDGAR SUBMISSION

John Harrington
Staff Attorney
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Sycamore Networks, Inc.
Form 10-K for Fiscal Year Ended July 31, 2009
Filed September 29, 2009
File No. 000-27273

Dear Mr. Harrington:

Further to our telephone conversation on April 16, 2010, this letter is to confirm that Sycamore Networks, Inc. will, not later than April 27, 2010, file its response to comments of the staff of the Securities and Exchange Commission (the “Staff”) contained in your letter of March 11, 2010 to our President and Chief Executive Officer, Daniel E. Smith and your telephone conversation with our General Counsel, Alan Cormier, on April 6, 2010.

Should you require any additional information regarding this letter please contact me at (978) 250-2921.

Sincerely,

/s/ Alan R. Cormier
Alan R. Cormier
General Counsel and Secretary

Sycamore Networks, Inc. – 220 Mill Road – Chelmsford, MA 01824-4144 USA
978.250.2900 – Fax: 978.256.3434
www.sycamorenet.com